January 2, 2003

Mr. James Durham
Founder & Chairman
Lifen, Inc., DBA Crdentia
455 Market Street, Suite 1220
San Francisco, CA 94105-2441

Dear Jim,

Thank you for the opportunity to participate in the development of Lifen, Inc. (Crdentia). I value the relationship we have developed over the years, and look forward to achieving ongoing mutual success.

This correspondence, once signed, will serve as an Agreement between Health Care Investment Visions LLC and Lifen, Inc. (Crdentia). Upon dual signature, this document, including Exhibit A (terms and conditions) will be incorporated herein to the Agreement.

Lifen, Inc. (Crdentia) (Lifen) has been formed to provide a vehicle for consolidating small healthcare service companies. This will be accomplished through a series of acquisitions and integration through information technology to achieve operational efficiency. Health Care Investment Visions LLC has been requested to provide guidance and leadership to Lifen as described below.

Scope of Services
-----------------
Health Care Investment Visions LLC will provide the services as follows:


Advisory Services

Health Care Investment Visions LLC will collectively serve as non-exclusive Acquisitions Advisor to Lifen, and will be responsible for:

     . Reviewing and providing analysis and guidance on transactions under contemplation by Lifen

     . Developing Lifen documentation
          - Acquisition prospectus
          - Market analysis/competitor overviews
          - Business planning and marketing materials

     . Identifying and evaluating potential acquisition candidates

Health Care Investment Visions LLC will be compensated for these advisory services as follows:

     . Health Care Investment Visions LLC will receive 100% stock compensation based on a percentage of the gross proceeds or valuation of each completed transaction for which Health Care Investment Visions is responsible:
          - 7% of the first $1 million or part thereof
          - 6% of the second $1 million or part thereof
          - 5% of the third $1 million or part thereof
          - 4% of the fourth $1 million or part thereof
          - 3% of the fifth $1 million or part thereof
          - 2% of the sixth $1 million or part thereof
          - 1% of the seventh $1 million or part thereof of gross proceeds or total valuation, and for any amount in excess of $5 million

     . Health Care Investment Visions LLC will be reimbursed for all directly related expenses incurred during the course of providing Acquisition Advisory services

     . In the event that Lifen's cash flow and resources improves, Lifen will engage in further negotiations to determine an appropriate cash-based retainer for Health Care Investment Visions LLC's advisory services.

In addition to the services described above, Health Care Investment Visions LLC will provide to Lifen the following information to be placed on Lifen's website and in other marketing materials as mutually agreed upon:

     . Biography/profile for Joseph M. DeLuca, MA, FACHE
     . Health Care Investment Visions LLC company overview, logo, and link to company home page

Please feel free to contact me should you have questions regarding this or any other matter at (510) 749-3980. Health Care Investment Visions LLC looks forward to working with Lifen, Inc. (Crdentia) and with you personally.

Sincerely,

/s/ Joseph M. DeLuca
_____________________________
Joseph M. DeLuca, MA, FACHE
Chief Executive Officer




Health Care Investment Visions LLC agrees to be bound by the terms of this Agreement, including Exhibit A attached.

By:   /s/ Joseph M. DeLuca             Date:       1/2/03
    _______________________________          __________________
     Joseph M. DeLuca, MA, FACHE
     Chief Executive Officer


Lifen, Inc. (Crdentia) agrees to be bound by the terms of this Agreement, including Exhibit A attached.

By:   /s/ James Durham                 Date:       1/2/03
    _______________________________          __________________
	James Durham
	Founder & Chairman


                           Health Care Investment Visions LLC
                                  Alameda, California

                                   Terms & Conditions


                                     January 2, 2003


                                   Terms & Conditions
                                   ------------------


I.     PROFESSIONAL FEES

Advisory Services:

Health Care Investment Visions LLC will be reimbursed for non-exclusive Acquisition Advisory services performed under this Agreement as described below:

     . Health Care Investment Visions LLC will receive 100% stock compensation based on a percentage of the gross proceeds or valuation of each completed transaction for which Health Care Investment Visions is responsible:
          - 7% of the first $1 million or part thereof
          - 6% of the second $1 million or part thereof
          - 5% of the third $1 million or part thereof
          - 4% of the fourth $1 million or part thereof
          - 3% of the fifth $1 million or part thereof
          - 2% of the sixth $1 million or part thereof
          - 1% of the seventh $1 million or part thereof of gross proceeds or total valuation, and for any amount in excess of $5 million

     . Health Care Investment Visions LLC will be reimbursed for all directly related expenses incurred during the course of providing Acquisition Advisory services

     . In the event that Lifen, Inc. (Crdentia) cash flow and resources improves, Lifen, Inc. (Crdentia) will engage in further negotiations to determine an appropriate cash-based retainer for Health Care Investment Visions LLC's advisory services.

For Services Performed Beyond the Scope of this Agreement:

Position                        Hourly Rate       Daily Rate
----------------------------    -----------       ----------
Chief Executive Officer            $ 400            $ 3200
Vice President                     $ 250            $ 2000
Client Services Executive          $ 225            $ 1800
Research Director                  $ 225            $ 1800
Project Manager                    $ 225            $ 1800
Research Specialist/Analyst        $ 180            $ 1440

Invoices are due within 30 days. All directly related expenses will be invoiced monthly.


II.   	LIMITATION OF LIABILITY

In the execution of the defined professional services, Health Care Investment Visions LLC will be acting as an advisor to Lifen, Inc. (Crdentia). Health Care Investment Visions LLC maximum liability for damages in any form for services provided under this Agreement will be limited to the total compensation received by Health Care Investment Visions LLC under this Agreement. IN NO EVENT SHALL HEALTH CARE INVESTMENT VISIONS LLC BE LIABLE IN ANY WAY FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL OR TORT DAMAGES REGARDLESS OF WHETHER HEALTH CARE INVESTMENT VISIONS LLC HAS BEEN ADVISED OR HAS ADVISED LIFEN, INC (CRDENTIA) OF THE POSSIBILITY OF SUCH DAMAGES. Lifen, Inc. (Crdentia) and Health Care Investment Visions LLC agree to indemnify and defend each other from any and all third party claims of liability resulting from either party's execution or omission of services defined herein or either party's breach of this Agreement except where there has been gross negligence or intentional misconduct by either party or their employees.


III. DIRECTLY RELATED EXPENSES

Directly related expenses will include, as applicable, coach airfare, automobile rental, lodging, personal automobile mileage and parking, report production and food/communication expenses. All expenses will be reimbursed at actual cost except for food/communication expenses which will be reimbursed at a per diem rate of $40.00 for each day away from the San Francisco Bay Area, and for automobile mileage which will be reimbursed at a rate of $0.325 per mile for travel outside the San Francisco-Oakland area.


IV. CONFIDENTIALITY AGREEMENT

Health Care Investment Visions LLC agrees to maintain in confidence, except for information which is or becomes publicly available or accessible, all information made available to Health Care Investment Visions LLC by Lifen,
Inc. (Crdentia).


V. PERIOD OF AGREEMENT

The term of this Agreement is from January 2, 2003 through December 31, 2003. Exhibit A of this Agreement shall survive termination or expiration of this Agreement. An extension to this period or a request for additional services will require 30 days advance notification.


VI. MATERIAL USAGE GRANT

Health Care Investment Visions LLC, in the course of completing the services defined herein, may introduce proprietary, copyright or trade secret information developed by Health Care Investment Visions LLC. Accordingly, Health Care Investment Visions LLC hereby grants to Lifen, Inc. (Crdentia) a perpetual, non-transferable, non-exclusive right to use such Health Care Investment Visions LLC proprietary, copyright or trade secret information in the course of conducting Lifen, Inc. (Crdentia) business activities. All such information will be clearly marked by Health Care Investment Visions LLC as being proprietary, copyright or trade secret information of Health Care Investment Visions LLC.


VII. NO GUARANTEES

Lifen, Inc. (Crdentia) recognizes and accepts the inherent risk and speculative nature associated with this possible transaction. Accordingly, Health Care Investment Visions LLC has not made, and does not make through the execution of this Agreement, and warranties, guarantees or representations regarding the viability and success of this business transaction.


VIII. MISCELLANEOUS

A    This Agreement may only be amended or modified by:
         1   A written Agreement executed by both parties; or
         2   An email authorization from the original Lifen, Inc. (Crdentia)
             contract signatory to Health Care Investment Visions LLC for project work scope and professional fee increases to existing projects or new projects with estimated professional fees less than
             $20,000.
B If any term of this Agreement shall be found to be illegal or unenforceable, then notwithstanding, this Agreement shall remain in full force and effect and such term or provision shall be deemed stricken.
C In all cases the language of this Agreement shall be given its generally accepted meanings and shall be construed as if drafted by both parties.
D This Agreement shall be governed by and construed in accordance with the laws of California, United States of America.
E Neither party shall assign this Agreement to a third party without the prior written consent of the other party.
F This Agreement represents the entire understanding between the parties with respect to the subject matter, and supersedes and replaces and prior agreement, drafts, and representations, oral or written, between the parties.
G Each party to any litigation or arbitration concerning this Agreement shall pay its own reasonable costs and attorney's fees, except that Health Care Investment Visions LLC shall be entitled to collect attorney fees and court costs associated with the collection of amounts due by Lifen, Inc. Inc. under this Agreement.
H Outstanding invoices will incur a finance charge currently calculated at the rate of 1% per month (12% Annual Percentage Rate).
I Both parties agree not to solicit for employment either party's employees, independent contractors, agents or affiliates without the prior written consent of the other party.